SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York 10036-6522

TEL: (212) 735-3000

September 24, 2012

The Cushing® Renaissance Fund

8117 Preston Road, Suite 440

Dallas, TX 75225

Re:    The Cushing® Renaissance Fund

                  Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to The Cushing® Renaissance Fund, a statutory trust created under the Delaware Statutory Trust Act (the “Fund”), in connection with the issuance and sale by the Fund of up to 5,000,000 shares (the “Shares”) (including shares subject to an over-allotment option) of the Fund’s common shares of beneficial interest, par value $0.001 per share.

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 registration statement under the Securities Act of 1933 (the “Securities Act”), and the Investment Company Act of 1940 (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the notification of registration on Form N-8A (File No. 811-22499) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 (the “1940 Act”) on November 29, 2010;

(b) the registration statement on Form N-2 (File Nos. 333-170869 and 811-22499) of the Fund relating to the Shares filed with the Commission on November 29, 2010 under the Securities Act, and the 1940 Act, and as amended by Pre-Effective Amendment No. 1 on July 7, 2012, Pre-Effective Amendment No. 2 on August 30, 2012 and as proposed to be amended by Pre-Effective Amendment No. 3 on the date hereof (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

The Cushing® Renaissance Fund

September 24, 2012

(c) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Fund, as issuer, Cushing® MLP Asset Management, LP, as investment adviser to the Fund (the “Adviser”), and the representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), filed as an exhibit to the Registration Statement;

(d) a copy of the Fund’s Certificate of Trust, as amended through the date hereof, certified by the Secretary of State of the State of Delaware and certified by the Secretary of the Fund;

(e) a copy of the Fund’s Second Amended and Restated Agreement and Declaration of Trust, executed by the Board of Trustees of the Trust, dated as of July 26, 2012 (the “Declaration”), certified by the Secretary of the Fund;

(f) a copy of the Fund’s Amended and Restated By-Laws, as in effect as of the date hereof, certified by the Secretary of the Fund;

(g) certain resolutions adopted by the Board of Trustees of the Fund, adopted on February 17, 2011, July 9, 2012 and July 26, 2012, relating to the issuance and sale of the Shares and related matters, certified by the Secretary of the Fund; and

(h) a form of certain resolutions proposed to be adopted by the pricing committee of the Board of Trustees of the Fund relating to the issuance and sale of the Shares (the “Pricing Committee Resolutions”), certified by the Secretary of the Fund.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Pricing Committee Resolutions will be adopted by the pricing committee of the Board of Trustees in substantially the form reviewed by us. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been

The Cushing® Renaissance Fund

September 24, 2012

signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

Members of our firm are admitted to the practice of law in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) the Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” and “General Information – Counsel and Independent Registered Public Accounting Firm” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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